Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zuora, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-224259) on Form S-8 of Zuora, Inc. of our report dated April 18, 2019, with respect to the consolidated balance sheets of Zuora, Inc. as of January 31, 2019 and 2018, the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2019, and the related notes to the consolidated financial statements, which report appears in the January 31, 2019 annual report on Form 10-K of Zuora, Inc.

/s/ KPMG LLP

San Francisco, California
April 18, 2019